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                                                             [Execution Version]



                                  APPENDIX A
                                      to
                         EAGLEFUNDING PURCHASE AGREEMENT


                               DEFINITIONS LIST

                                   Attached.
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                               DEFINITIONS LIST

            Unless otherwise defined therein, the capitalized terms used in the documents listed below shall have the meanings set forth in the Definitions List below.

      1. Purchase and Contribution Agreement, dated as of June 27, 1997 (the "Originator Purchase Agreement"), between the Originator and Funding, as the same may be amended, restated, supplemented or otherwise modified from time to time.

      2. Lease Receivables Purchase Agreement, dated as of June 27, 1997 (the "EagleFunding Purchase Agreement"), among Funding, as "Seller", EagleFunding as "Purchaser", the Originator as "Servicer" and "Custodian" and the Deal Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

      3. Fee Letter Agreement, dated as of June 27, 1997 (the "Fee Letter"), among the Originator, Funding, EagleFunding and the Deal Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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            "Adjusted Base Rate" means, on any date, a per annum rate of interest equal to the sum of the Base Rate on such date and 0.0%.

            "Adjusted Eurodollar Rate" means, with respect to any Purchase Period for all Capital allocated to such Purchase Period, an interest rate per annum equal to the sum of a per annum rate equal to 0.50% and the Eurodollar Rate with respect to such Purchase Period.

            "Administration Agreement" means that certain Amended and Restated Administration Agreement, dated as of October 25, 1996, between EagleFunding and BSI (as assignee of Bank of Boston), as the same may be amended, supplemented, or otherwise modified from time to time.

            "Administrative Fee" has the meaning assigned to such term in the Fee Letter.

            "Administrator" means BSI, in its capacity as "Administrator" under the Administration Agreement (as assignee of Bank of Boston), and any successor thereto in such capacity.

            "Advance" means an "Advance" funded to EagleFunding under the Liquidity Agreement.

            "Adverse Claim" means a lien, security interest, charge, encumbrance or other right or claim of any Person, other than Permitted Encumbrances.

            "Affiliate" means, with respect to any Person, a Person: (i) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; (ii) that beneficially owns or holds 5% or more of any class of the voting stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of such Person; or (iii) 5% or more of the voting stock (or, in the case of a Person that is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or an equity interest, by contract, or otherwise.

            "Affiliated Obligor" means any Obligor which is an Affiliate of another Obligor.

            "Aggregate Reserves" means, on any day, an amount equal to the sum of (i) the Loss Reserve as computed in the most recent Settlement Report and
(ii) the Excess Concentration Reserve as computed in the most recent Settlement Report.


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            "Agreement" means the EagleFunding Purchase Agreement.

            "Alternative Rate" means, with respect to any Purchase Period for all Capital allocated to such Purchase Period, an interest rate per annum equal to the Adjusted Eurodollar Rate or the Adjusted Base Rate as the Seller shall select in accordance with the terms of this Agreement; provided, however, that the "Alternative Rate" for such Capital allocated to such Purchase Period shall be the Adjusted Base Rate if (a) on or before the first day of such Purchase Period, a Purchaser shall have notified the Deal Agent that a Eurodollar Disruption Event has occurred, (b) such Purchase Period is a period of 1 to 29 days or (c) such Capital is less than $1,000,000.

            "Bank of Boston" means BankBoston, N.A., a national banking association, and any successor thereto.

            "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, or any successor statute.

            "Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of (a) the per annum rate of interest announced from time to time by Bank of Boston at its head office in Boston, Massachusetts as its "base rate", and (ii) 1/2 of one percent per annum above the Federal Funds Rate.

            "Base Rate Advance" means an Advance which bears interest at the Base Rate.

            "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Originator or any ERISA Affiliate is, or at any time within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

            "BSI" means BancBoston Securities Inc., a Massachusetts corporation, and any successor thereto.

            "Business Day" means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City or Boston, Massachusetts; provided that, when used in connection with any Eurodollar Rate Advance or other matters concerning the Eurodollar Rate, the term "Business Day" means any such day on which dealings are carried on in the London interbank market and on which banks are open for business in London, England.

            "Buyer" means HPSC Capital Funding, Inc., a Delaware corporation, in its capacity as "Buyer" under the Originator Purchase Agreement.


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            "Capital" means the original amount paid to the Seller for each
Receivables Purchase under the EagleFunding Purchase Agreement pursuant to Sections 2.01 and 2.02 of the EagleFunding Purchase Agreement, reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.04 thereof. If either EagleFunding or the Deal Agent is required (or believes in good faith that it is required) by law to repay (as a preference or otherwise) to any Obligor, the Originator, the Seller, a Lock-Box Bank, a trustee for any Obligor, the Originator or the Seller, a court or any other Person, any amount that previously caused a reduction in Capital, then Capital shall be reinstated by the amount of such repayment and the Seller will indemnify and hold EagleFunding or the Deal Agent harmless for the amount of such repayment, interest thereon required (or believed in good faith by EagleFunding or the Deal Agent to be required) to be paid in connection therewith and all losses, liabilities, costs and expenses related thereto (including but not limited to reasonable attorneys' fees and expenses).

            "Capital Limit" means, on any day, (A) the Discounted Eligible Receivables Balance on such day minus (B) the Aggregate Reserves on such day.

            "Carrying Costs" means, at any time, the aggregate amount of (i) all accrued and unpaid Yield, fees, premiums and other expenses owing by the Seller to EagleFunding, the Deal Agent, the Swap Providers and/or the Servicer (including, without limitation, all fees owed under the Fee Letter, collateral audit fees and expenses, the Servicing Fee, the Liquidity Fee, and the Administrative Fee) plus (ii) all ordinary course operating expenses incurred by the Seller during such calendar month (including rent, salaries, professional fees and expenses incurred in connection therewith).

            "Carrying Costs Percentage" means a percentage, calculated as of the last day of each month equal to the sum of (i) the sum of the per annum rates used to calculate the Servicing Fee, the Administrative Fee and the Liquidity Fee described in the Fee Letter plus (ii) a fraction (expressed as a percentage) the numerator of which equals Carrying Costs described in clause (ii) of the definition thereof which were incurred during the calendar month then ending and the denominator of which equals the sum of the average amount of Capital outstanding during such month.

            "Certificate" means a certificate of assignment, substantially in the form of Exhibit L to the Originator Purchase Agreement, evidencing the assignment by the Originator to the Seller of the Transferred Assets.


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            "Collateral Agent" means Bankers Trust Company, a New York banking corporation, in its capacity as "Collateral Agent" pursuant to the Liquidity Agreement and the Liquidity Security Agreement, and any successor "Collateral Agent" thereunder.

            "Collection Account" means that account defined as such in Section
6.11 of the EagleFunding Purchase Agreement.

            "Collection Account Bank" means the bank maintaining the Collection Account.

            "Collection Date" means the date following the Termination Date on which (i) the aggregate outstanding Capital has been reduced to zero and (ii) EagleFunding and the Deal Agent have received all accrued Yield, fees and other amounts payable under the EagleFunding Purchase Agreement and the other Facility Documents.

            "Collections" means, with respect to any Purchased Asset or other Receivable, as applicable, all cash collections and other cash proceeds of such Purchased Asset or Receivable, including, without limitation, all cash proceeds of Related Security related thereto, and in the case of any Purchased Assets, all cash collections of any Purchased Receivables included therein, and, in either such case, any Collection of such Purchased Asset or Receivable deemed to have been received pursuant to Section 2.04 of the EagleFunding Purchase Agreement (it being understood that the Seller shall pay, or shall cause the Originator to pay, all such deemed Collection amounts to EagleFunding by depositing the amount thereof into the Lock-Box Account).

            "Commercial Paper" means the short-term promissory notes of EagleFunding denominated in dollars, issued by EagleFunding in connection with the transactions contemplated by the Facility Documents, including any portion of such short-term promissory notes that are identified on the books and records of EagleFunding as issued in respect of the transactions contemplated by the Facility Documents.

            "Contract" means each Lease, Equipment Finance Agreement, Practice Finance Loan or Non-Equipment Finance Agreement or other agreement or instrument which is purported to be transferred to Funding under the Originator Purchase Agreement, whether by purchase or contribution to Funding's capital, as identified on Exhibit A of the Originator Purchase Agreement, as such exhibit may be supplemented from time to time in connection with any subsequent Purchase as described in Section 2.02(b) of the Originator Purchase Agreement.

            "Contract File" means, with respect to each Contract, the following documents:

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            (i) The executed original counterpart of each Contract that constitutes "chattel paper" under 9-105(1)(b) of the UCC or that constitutes an "instrument" for purposes of 9-105(1)(i) of the UCC;

            (ii) Any evidence of insurance and any other documents evidencing or related to any insurance policy maintained by the related Obligor pursuant to the Contract that covers physical damage to the Equipment;

            (iii) If the related Contract is a Lease, copies of such documents, if any, indicating that the Equipment was, as of the date such Contract arose, owned by the Originator (or if originated by a Person other than the Originator, owned by such Person and assigned to the Originator at the time as the related Contract is assigned to the Originator) and kept on file by the Originator in accordance with its customary procedures relating to such type of Contract, such Obligor and such item of Equipment; and

            (iv) Copies (if available) of UCC financing statements filed by the Originator with respect to the related Equipment or, if no such copies are available, other documentary evidence confirming the filing thereof.

            "Contract Payment" means each periodic installment payable by an Obligor under a Contract for rent, principal and/or interest, excluding all supplemental or additional payments required by the terms of such Contract with respect to sales or other taxes, insurance, maintenance, ancillary products and services and other specific charges.

            "Contract Payment Date" means, with respect to any Contract, each date on which a Contract Payment is or becomes due and payable thereunder.

            "CP Dealer Fee" means, on any day, the fees payable to the Dealer in respect of any Commercial Paper.

            "CP Disruption" means the inability of EagleFunding, at any time, whether as a result of a prohibition or any other event or circumstance whatsoever, to raise funds through the issuance of its commercial paper notes (whether or not constituting Commercial Paper as defined above) in the United States commercial paper market.

            "Credit and Collection Policy" means those credit and collection policies and practices relating to the Contracts and the Receivables described in Exhibit D of the Originator Purchase Agreement, as modified in compliance with Section 5.03(c).


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            "Custodian" means the Person appointed from time to time as
"Custodian" by the Deal Agent under Section 6.12 of the EagleFunding Purchase Agreement (as of the date of the effectiveness of the EagleFunding Purchase Agreement, the Custodian shall be the Servicer).

            "Custodian Fee" means that portion of the Servicing Fee which is allocated for the account of the Custodian as compensation for its duties hereunder in the event that the Custodian is not the Servicer, as the Seller, the Servicer, the Deal Agent and the Custodian may from time to time agree.

            "DCR" means Duff & Phelps Credit Rating Co., and any successor thereto.

            "Deal Agent" means BSI, in its capacity as Deal Agent pursuant the EagleFunding Purchase Agreement, and any successor Deal Agent thereunder.

            "Dealer" means any dealer or placement agent in respect of the Commercial Paper.

            "Default Ratio" means the ratio (expressed as a percentage), computed as of the last day of each month by dividing (i) two times the aggregate Outstanding Balance of all Purchased Receivables that became Defaulted Receivables or were written off the books of the Purchaser as uncollectible during the six-month period then ending by (ii) the average aggregate Outstanding Balances of all Purchased Receivables during such six-month period.

            "Defaulted Receivable" means a Purchased Receivable at any time: (i) as to which any Scheduled Contract Payment or part thereof is unpaid for more than 180 days from its original due date, (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in the definition of Insolvency Event or (iii) which, consistent with the Credit and Collection Policy, has been or should be written off the Originator's or the Seller's books (as the case may be) as uncollectible.

            "Delinquency Ratio" means the ratio (expressed as a percentage), computed as of the last day of each month, by dividing (i) the aggregate Outstanding Balance of all Purchased Receivables which became Delinquent Receivables during the month then ending, by (ii) the sum of the aggregate Outstanding Balances of all Purchased Receivables as of the last day of the third month next preceding such month (so that, for example, the Delinquency Ratio calculated as of June 30th would have a denominator equal to the sum of the Outstanding Balances of all Purchased Receivables as of March 31st).


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            "Delinquent Receivable" means a Purchased Receivable that is not a
Defaulted Receivable and (i) as to which any Scheduled Contract Payment or part thereof, is unpaid for more than 90 days from its original due date or (ii) which, consistent with the Credit and Collection Policy, has been or should be classified as delinquent by the Originator.

            "Designated Receivable" means a Purchased Receivable identified by Funding to EagleFunding as a "Designated Receivable" pursuant to Section 2.02(a) of the EagleFunding Purchase Agreement.

            "Designated Termination Date" means the date of the declaration or automatic occurrence of the Termination Date pursuant to Section 7.01 of the Originator Purchase Agreement or Section 7.02 of the EagleFunding Purchase Agreement.

            "Dilution Factors" means with respect to the Purchased Receivables, any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), allowances, disputes, chargebacks, returned or repossessed goods, inventory transfers, allowances for early payments and other allowances that are made or coordinated with the Originator's usual practices.

            "Discount Rate" means, with respect to any Receivable, the discount rate used to calculate the aggregate Discounted Value of the Scheduled Contract Payments payable under the related Contract as of the last day of the month immediately preceding the month in which such Receivable was acquired from the Originator. The Discount Rate for the Receivables so acquired on any date shall be a rate equal to the sum of (i) the interest rate per annum quoted to the Seller by the Swap Provider as the rate at which such Swap Provider is willing to enter into an Interest Rate Hedge pursuant to which the Seller will pay a fixed rate of interest calculated in conjunction with an Interest Rate Hedge amortization prepared by the Seller and which complies with Section 5.01(n) of the EagleFunding Purchase Agreement, and in return shall receive a floating interest rate (calculated against the same principal amount) approximately equal to the Eurodollar Rate, plus (ii) the Carrying Costs Percentage at such time; provided, that the Seller may, at its option, with respect to the Receivables transferred on any Settlement Date, designate a rate which is higher than the rates calculated above to be the "Discount Rate" for such Receivables.

            "Discounted Eligible Receivables Balance" means, as of any date of determination, the aggregate of the Discounted Values for all Eligible Receivables.


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            "Discounted Receivables Balance" means, as of any date of
determination, the aggregate of the Discounted Values for all Purchased Receivables.

            "Discounted Value" means, with respect to any Receivable, the present value of the aggregate amount of the remaining Scheduled Contract Payments under the Contract relating thereto, with such aggregate amount discounted to present value using the Discount Rate for such Scheduled Contract Payments and a payment schedule as of the first day of each month commencing with the first day of the month in which the Discounted Value is calculated and assuming that each Scheduled Contract Payment is paid on the last Business Day of the month in which such Scheduled Contract Payment is due; it being understood that the Discounted Value for that portion of any Receivable which constitute payments or charges excluded from the definition of Contract Payment or which constitute the price for a purchase option shall be zero.

            "DOL" means the United States Department of Labor and any successor department or agency.

            "EagleFunding" means EagleFunding Capital Corporation, a Delaware corporation.

            "EagleFunding Purchase Agreement" means the Lease Receivables Purchase Agreement, dated as of June 27, 1997, among Funding, as Seller, EagleFunding, as Purchaser, HPSC, as Servicer and Custodian, and BSI, as Deal Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

            "Eligible Obligor" means, at any time, an Obligor who is (x) a licensed professional dental, medical or veterinary practitioner, or (y) a corporation or similar entity engaged in a dental, medical or veterinary practice, and which is licensed and/or qualified, as appropriate, in each jurisdiction in which the nature of its practice would require such license or qualification, and which (i) is not an Affiliate of the Seller or the Originator; (ii) is not the subject of any Insolvency Proceeding; (iii) is not a Identified Obligor, (iv) is a United States resident; (v) is not the United States of America nor any state, or other local governmental agency, or any department, agency or instrumentality thereof and (vi) is not an Obligor of any Defaulted Receivable.

            "Eligible Receivable" means, at any time, a Purchased Receivable:

            (i)  the Obligor of which is an Eligible Obligor;


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           (ii)  which is not a Delinquent Receivable or a Defaulted Receivable;

           (iii) which, according to the Contract under which such Receivable arises, is required to be paid in full within 84 months of the original commencement date of such Contract (or such longer period as may be consented to by the Deal Agent;

           (iv) which, if arising under a Lease or a Equipment Finance Agreement arises under a Contract pursuant to which the Equipment related thereto has been installed and accepted by the related Obligor;

           (v)   [reserved];

           (vi) which is either an "account" (as defined in Section 9-106 of the UCC) or "chattel paper" (as defined in Section 9-105 of the UCC) or an "instrument" (as defined in Section 9-105 of the UCC) as in effect in any jurisdiction which has adopted Article 9 of the UCC and, if the Contract is chattel paper, then there is only one counterpart of the Contract that constitutes "chattel paper" for purposes of Section 9-105(l)(b) and 9-308 of the UCC;

           (vii) which is denominated and payable only in United States dollars in the United States;

           (viii) which arises under a Contract which has been duly authorized and which is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor enforceable against such Obligor in accordance with its terms and is not subject (at the time each determination of eligibility is made hereunder) to any dispute, offset or counterclaim whatsoever;

           (ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regula tions relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation applicable to such Contract in any material respect;

            (x) which has not been compromised, adjusted, rewritten or otherwise modified (including by extension

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      of time for payment or the granting of any discounts, allowances or credits) for any reason unless such modification constitutes a Permitted Extension;

           (xi) which, (A)satisfies all applicable requirements of the Credit and Collection Policy and (B) which is freely assignable and arises under a Contract which is also freely assignable;

           (xii) with respect to which, (A) prior to the Receivables Purchase thereof, Funding has a first priority ownership interest therein, free and clear of any Adverse Claim, and (B) from and after the Receivables Purchase thereof, EagleFunding has a first priority ownership therein, free and clear of any Adverse Claim;

           (xiii) which arises under a Contract, none of the parties to which have done or failed to do anything which would or might permit any other party thereto to terminate such Contract or to suspend or reduce any payments or obligations due or to become due thereunder;

           (xiv) which does not constitute a "consumer lease" under the UCC;

           (xv) which, if it arises under a Lease, such Lease requires the Obligor to maintain insurance against loss or damage to the Equipment subject to such Lease under an insurance policy which names the Originator or the Seller as loss payee and which interest as loss payee has been transferred to the Seller pursuant to the Originator Purchase Agreement and to the Deal Agent pursuant to the EagleFunding Purchase Agreement;

           (xvi) which arises under a Contract, no portion of which has been, or is subject to rejection, early termination or non-assumption, prior to the original term of such Contract, except, in the case of a Practice Finance Loan, pursuant to a provision therein requiring payment of a Termination Amount upon any such rejection, early termination or non-assumption;

           (xvii) which arises under a Contract that requires payments to be made on a regular periodic basis (which basis shall be no less frequently that monthly) and which payments, in the case of any Lease, do not represent the payment of interim rents;

           (xviii) which arises under a Contract that requires the Obligor to be in possession of any Equipment subject thereto and does not permit the subleasing of such Equipment to any

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      other Person, and which Equipment is not in fact then subleased to any
      Person;

           (xix) to the extent that the amounts thereon are not payable on account of sales taxes;

           (xx) as to which the Deal Agent has not notified the Originator that the Deal Agent has determined, in its reasonable discretion, that such Receivable (or class of Receivables) is not acceptable for eligibility hereunder (which notice shall state the reason(s) the Deal Agent has elected to make such determination);

           (xxi) which was originated by the Originator in the ordinary course of its business;

           (xxii) the Contract for which is either (A) a Lease in substantially the form of Exhibit K-1 to the Originator Purchase Agreement; or (B) a Equipment Finance Agreement in substantially the form of Exhibit K-2 to the Originator Purchase Agreement; or (C) a Non-Equipment Finance Agreement in substantially the form of Exhibit K-3 to the Originator Purchase Agreement; or (D) a Practice Finance Loan in substantially the form of Exhibit K-4 to the Originator Purchase Agreement;

           (xxiii) with respect to which the Originator has filed and maintained the effectiveness of UCC financing statements against the Obligor in order to perfect any security interest granted under such Contract in the related Equipment, provided that the failure to file or maintain the effectiveness of any financing statements for an otherwise Eligible Receivable whose Outstanding Balance is less than $5,000 shall, so long as such failure is permitted by Section 5.01(j) of the EagleFunding Purchase Agreement, not cause such Receivable to become ineligible;

           (xxiv) the Contract for which was originated no earlier than December 1, 1993;

           (xxv) the Obligor of which has been notified of the Seller's interest as required under the Originator Purchase Agreement;

           (xxvi) with respect to which the Contract File has been delivered to the Custodian as contemplated under the EagleFunding Purchase Agreement;

           (xxvii) with respect to which the Originator has marked the related Contract with a legend, acceptable to the Deal

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      Agent, evidencing that EagleFunding has acquired an ownership interest therein; and

           (xxviii) with respect to which the representations and warranties contained in clauses (i) (ii) (iv) and (v) of Section 4.01(r) of the Originator Purchase Agreement are true and correct in all material respects and with respect to which all other representations and warranties contained in such Section 4.01(r) are true and correct in all material respects as of the date or dates therein made, in each such case as if such representations and warranties were made with respect to the Purchased Receivables only.

           "Equipment" means each item of equipment that is the subject of a Contract, including all parts, accessions and modifications thereto and all replacements thereof.

           "Equipment Finance Agreement" means a finance agreement substantially in the form of Exhibit K-2 to the Originator Purchase Agreement, evidencing an Obligor's indebtedness to the Originator on account of a loan other than a Practice Finance Loan, the collateral securing repayment of which constitutes primarily Equipment.

           "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

           "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Originator; (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Originator or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Originator, any corporation described in clause (i) above or any partnership or other trade or business described in clause (ii) above.

           "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

           "Eurodollar Rate" means, with respect to any Purchase Period for all Capital allocated to such Purchase Period, an interest rate per annum equal to the quotient, stated as a percentage, of (i) the per annum rate determined by the Deal Agent at which Dollar deposits for such Purchase Period are offered by Bank of Boston based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second Business Day prior to the first day of such Purchase Period,

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divided by (ii) a number equal to 1.00 minus the Eurodollar Reserve Percentage, if applicable.

           "Eurodollar Rate Advance" means an Advance which bears interest at a rate per annum calculated by reference to the Eurodollar Rate.

           "Eurodollar Reserve Percentage" means, for any day with respect to a Purchase Period to which Capital has been allocated under the EagleFunding Purchase Agreement, means the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against Eurocurrency Liabilities, if such liabilities were Outstanding. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the maximum rate described above.

           "Event of Termination" has the meaning assigned to that term in
Section 7.01 of the Originator Purchase Agreement.

           "Excess Concentration Reserve" means, on any day, an amount equal to the sum of:

           (a) the aggregate amount of the Excess Obligor Concentration Amounts for all Obligors on such day;

           (b) the amount by which the aggregate Outstanding Balance of all Eligible Receivables which constitute Non-Equipment Finance Agreements on such day exceeds 35% of the Discounted Eligible Receivables Balance on such day;

           (c) the amount by which the aggregate Outstanding Balance of all Eligible Receivables which constitute Practice Finance Loans on such day exceeds 10% of the Discounted Eligible Receivables Balance on such day; and

           (d) the amount by which the aggregate Outstanding Balance on such day of all Eligible Receivables owing from Obligors which are the Obligors of Eligible Receivables having an aggregate Outstanding Balance of greater than $250,000 exceeds 30% of the Discounted Eligible Receivables Balance on such day.

           "Excess Obligor Concentration Amount" means, on any day, for any Obligor, the amount by which the aggregate Outstanding Balances of Eligible Receivables owing by such Obligor at such time exceeds:

            (i) an amount equal to $300,000 (at any time during which the Discounted Eligible Receivables Balance is less than or equal to $20,000,000); and

            (ii) the lesser of (x) the product of 1.50% and the Discounted Eligible Receivables Balance on such day, and (y) $1,000,000 (at all other times).

            "Facility Documents" means, collectively, the Originator Purchase Agreement, the EagleFunding Purchase Agreement, the Lock-Box Agreements, the Liquidity Agreement, the Liquidity Security Agreement, the Interest Rate Hedge Assignment and all Interest Rate Hedges and all other agreements, financing statements, documents and instruments delivered pursuant thereto or in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

           "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by Bank of Boston from three Federal funds brokers of recognized standing selected by it.

           "Fee Letter" means that certain fee letter, dated as of June 27, 1997, among Funding, EagleFunding, and the Deal Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

           "Funding" means HPSC Capital Funding, Inc., a Delaware corporation.

           "GAAP" means generally accepted accounting principles as in effect from time to time and applied on a basis consistent with the audited financial statements described in Section 4.01(e) of the Originator Purchase Agreement.

           "HPSC" means HPSC, Inc., a Delaware corporation.

           "Identified Obligor" means, at any time, any Obligor of whom the Deal Agent has, following three Business Days' notice, advised the Originator that such Obligor shall be considered an "Identified Obligor".

           "Indebtedness" of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (vi) obligations of such Person in connection with any letter of credit issued for the account of such Person and
(vii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above.

           "Indemnified Party" has the meaning assigned to such term in Section
8.01 of the EagleFunding Purchase Agreement.

           "Insolvency Event" means with respect to any Person, any of the following events: such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any case or proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.

           "Insolvency Proceeding" means any proceeding of the sort described in the definition of Insolvency Event.

           "Interest Rate Hedge Assignment" means an assignment in substantially the form of Exhibit F to the EagleFunding Purchase Agreement pursuant to which the Seller assigns to the Deal Agent all of its rights to payment under the Interest Rate Hedges.

           "Interest Rate Hedges" means interest rate swap or similar agreements entered into by the Seller with the Swap Provider to provide protection to, or minimize the impact upon, the Seller and EagleFunding of increasing interest rates under the EagleFunding Purchase Agreement.

           "Interim Financials" has the meaning assigned to that term in Section 4.01(e) of the Originator Purchase Agreement.

           "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

           "IRS" means the Internal Revenue Service of the United States of America.

           "Lease" means a lease agreement between the Originator and an Obligor substantially in the form of Exhibit K-1 to the Originator Purchase Agreement, pursuant to which the Originator originally leased Equipment to such Obligor.

           "Liquidity Agent" means Bank of Boston in its capacity as the "Liquidity Agent" for the Liquidity Providers under the Liquidity Agreement, or any successor "Liquidity Agent" thereto.

           "Liquidity Agreement" means that certain Liquidity Agreement dated as of June 27, 1997, by and among EagleFunding, as Borrower, the Liquidity Providers party thereto, the Liquidity Agent, and the Collateral Agent as the same may be amended, restated, supplemented or otherwise modified from time to time.

           "Liquidity Providers" means the financial institutions party to the Liquidity Agreement as "Liquidity Providers" thereunder.

           "Liquidity Security Agreement" means that certain Liquidity Security Agreement dated as of June 27, 1997, by and between EagleFunding and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

           "Lock-Box Account" means an account maintained at a Lock-Box Bank for the purpose of receiving Collections.

           "Lock-Box Agreement" means an agreement, in substantially the form of Exhibit G to the Originator Purchase Agreement, among the Originator, the Seller, the Deal Agent and a Lock-Box Bank which agreement sets forth the rights of the Deal Agent, the Originator, the Seller and the Lock-Box Bank with respect to the disposition and application of the Collections received into the applicable Lock-Box Account, including, without limitation, the right of the Deal Agent to direct the Lock-Box Bank to remit all Collections of Transferred Assets subject to a Purchase under the Originator Purchase Agreement directly to the Deal Agent.

           "Lock-Box Bank" means any of the banks holding one or more lock-box accounts for receiving Collections from the Receivables.

           "Loss Reserve" means, on any day, an amount equal to the greater of:

      (a) the product of (i) 13.63% and (ii) Capital outstanding on such day; or

      (b)   $1,000,000.

           "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

           "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by either the Originator or any ERISA Affiliate.

           "Non-Designated Receivable" means a Purchased Receivable identified by Funding to EagleFunding as a "Non-Designated Receivable" pursuant to Section 2.02(a) of the EagleFunding Purchase Agreement.

           "Non-Equipment Finance Agreement" means a finance agreement substantially in the form of Exhibit K-3 to the Originator Purchase Agreement, evidencing an Obligor's indebtedness to the Originator on account of a loan other than a Practice Finance Loan, the collateral securing repayment of which does not constitute primarily Equipment.

           "Notice of Assignment" means a Notice of Assignment in substantially the form of Exhibit B to the Originator Purchase Agreement.

           "Obligations" means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to EagleFunding, the Deal Agent and/or the Indemnified Parties, arising under or in connection with the EagleFunding Purchase Agreement or the transactions contemplated hereby and shall include, without limitation, all liability for Yield, closing fees, audit fees, expense reimbursements, indemnifications, and other amounts due or to become due under the Facility Documents, including, without limitation, interest, fees and other obligations that accrue after the commencement of an Insolvency Proceeding (in each case whether or not allowed as a claim in such Insolvency Proceeding).

           "Obligor" means each Person obligated to make payments under a Contract.

           "Originator" means HPSC.

           "Originator Purchase Agreement" means that certain Purchase and Contribution Agreement, dated as of June 27, 1997, between the Originator and Funding, as the same may be amended, restated, supplemented or otherwise modified from time to time.

           "Originator Purchase Assets" means all right, title and interest of Funding in, to and under the Originator Purchase

Agreement, including, without limitation, all obligations due and to become due to Funding from the Originator under or in connection therewith, whether constituting fees, expenses, costs, indemnities, insurance recoveries, damages for breach or otherwise, and all rights, remedies, powers, privileges and claims of Funding against the Originator under or with respect to the Originator Purchase Agreement.

           "Other Taxes" has the meaning assigned to such term in Section 2.09(b) of the EagleFunding Purchase Agreement.

           "Outstanding Balance" means, with respect to any Purchased Receivable at any time, the Discounted Value of the remaining Scheduled Contract Payments under the related Contract, as such amounts are adjusted as a result of any of the events described in Section 2.05 of the Originator Purchase Agreement.

           "Payment Date" means, with respect to any Capital, the last day of the Purchase Period then applicable to such Capital.

           "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

           "Permitted Encumbrance" means any of the following:

           (a) liens, charges or other encumbrances for taxes and other governmental assessments which are not yet due and payable;

           (b) workers', mechanics', suppliers', carriers', warehousemen's, landlords' liens and deposits, pledges or liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings, and provided, further, that such liens do not, in the reasonable opinion of the Seller, materially detract from the value of the Contract or the Equipment subject thereto;

           (d) liens, charges or encumbrances created in favor of the Seller pursuant to the Originator Purchase Agreement or in favor of the Deal Agent, or otherwise granted to EagleFunding or to a Liquidity Provider in the Facility Documents; or

           (e) with respect to Equipment, liens thereon created in favor of the Originator pursuant to a Contract and assigned to the Seller pursuant to the Originator Purchase Agreement.

            "Permitted Extension" means an extension of a Scheduled Contract Payment in the ordinary course of business for reasons unrelated to an Obligor's creditworthiness for a period not to exceed 2 months.

            "Permitted Investments" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities on or before the first Settlement Date after the date of acquisition; (ii) time deposits and certificates of deposit having maturities on or before the first Settlement Date after the date of acquisition, maintained with or issued by any commercial bank having capital and surplus in excess of $500,000,000 and having the highest commercial paper rating available by each of S&P, Moody's and DCR (if rated by DCR); (iii) money market funds which have the highest applicable rating available by each of S&P, Moody's and DCR (if rated by DCR); (iv) repurchase agreements having maturities on or before the first Settlement Date after the date of acquisition for underlying securities of the types described in clauses (i) and (ii) above or clause (v) below with any institution with the highest long term debt rating and commercial paper rating available by each of S&P, Moody's and DCR (if rated by DCR); and
(v) commercial paper maturing on or before the first Settlement Date after the date of acquisition and having the highest commercial paper rating available by each of S&P, Moody's and DCR (if rated by DCR).

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

            "Plan" means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Originator or any ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

            "Post Office Box" means each post office box to which Obligors are directed to mail payments in respect of the Receivables.

            "Practice Finance Loan" means a note or instrument substantially in the form of Exhibit K-4 to the Originator Purchase Agreement, evidencing an Obligor's indebtedness to the Originator on account of a loan made to finance working capital needs of such Obligor, in connection with such Obligor's professional dental, medical or veterinary practice.

            "Purchase" means a purchase (whether by means of cash payment or by capital contribution) of Transferred Assets to Funding from the Originator pursuant to Sections 2.01 and 2.02 of the Originator Purchase Agreement.

            "Purchase Date" means, with respect to any Purchase, the date on which such purchase occurs.

            "Purchase Limit" means, as of any date of determination, the lesser of (i) $100,000,000, as such amount may be reduced pursuant to Section 2.03 of the EagleFunding Purchase Agreement, and (ii) an amount requested by the Seller and agreed to by the Deal Agent. Notwithstanding anything in the foregoing sentence to the contrary, at all times on and after the Termination Date, the "Purchase Limit" shall mean the aggregate outstanding Capital at such time.

            "Purchased Assets" (i) at all times prior to the Termination Date,
(a) all then outstanding Purchased Receivables, (b) all Related Security relating to such Purchased Receivables and (c) all Collections with respect to, and other proceeds of, such Receivables; and (ii) at all times on and after the Termination Date, (a) all Purchased Receivables outstanding as of the close of business on the day preceding the Termination Date (including any interest or finance charges accruing after the Termination Date which relate to any Purchased Receivables outstanding as of the close of business on the day preceding the Termination Date), (b) all Related Security relating to such Purchased Receivables and (c) all Collections with respect to, and other proceeds of, such Receivables.

            "Purchased Interests" means, at any time, all then out standing Purchased Assets, Originator Purchase Assets, payments owing to Funding or the Deal Agent (as applicable) under Interest Rate Hedges relating to Purchased Assets, and all Collections with respect to, and other proceeds of, the Purchased Assets, including, without limitation, all Collections of a Purchased Asset relating to payments due thereunder at any time during the month in which such Purchased Asset became a Purchased Asset.

            "Purchase Period" means, with respect to any outstanding Capital, a period selected in accordance with Section 2.02 and Section 2.07 of the EagleFunding Purchase Agreement.
Such Purchase Period shall be:

           (i) if such Capital is funded through the issuance of Commercial Paper, a period of from 1 to 60 days;

           (ii) if such Capital is funded through Base Rate Advances, a period of from 1 to 31 days;

           (iii) if such Capital is funded through Eurodollar Rate Advances, a period of one, two or three months;

provided, however, that

           (x) whenever the last day of a Purchase Period would otherwise occur on a day other than a Business Day, the last day of such Purchase Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of a Purchase Period described in clause (iii) above to occur in the next following calendar month, in which event the last day of such Purchase Period shall be deemed to occur on the immediately preceding Business Day;

           (y) whenever a Purchase Period described in clause (iii) above commences on the last Business Day in a month or on a date for which there is no numerically corresponding day in the month in which such Purchase Period would otherwise end, the last day of such Purchase Period shall occur on the last Business Day of the month in which such Purchase Period ends; and

           (z) no Purchase Period described in clause (iii) above may end later than the Scheduled Termination Date.

           "Purchased Receivables" means all Receivables purchased by EagleFunding pursuant to the EagleFunding Purchase Agreement.

           "Purchaser" means EagleFunding.

           "Receivable" means all rights to payment arising under a Contract, including, without limitation, (i) Contract Payments, including, but not limited to, any rent, principal or interest payments, (ii) Termination Payments and
(iii) Residual Realizations, together with all supplemental or additional payments required by the terms of such Contract with respect to insurance, maintenance, ancillary products and services and other specific charges.

           "Receivables Purchase" means a purchase of Receivables by EagleFunding from the Seller pursuant to Sections 2.01 and 2.02 of the EagleFunding Purchase Agreement.

           "Receivables Purchase Date" means, with respect to any Receivables Purchase, the date on which such Receivables Purchase is funded, which date, other than in the case of the initial Receivables Purchase, shall be a Settlement Date.

           "Records" means all Contracts and other documents, books, records and other information (including without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) maintained with respect to Contracts and the related Obligors.

           "Related Security" means with respect to any Contract:

           (i) all security interests or liens and property subject thereto from time to time purporting to secure payment of the Receivables arising under such Contract, whether pursuant to such Contract or otherwise;

           (ii) the assignment to Funding, and to the Deal Agent, of all UCC financing statements covering any Equipment or covering any collateral securing payment of the Receivables arising under such Contract;

           (iii) all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables arising under such Contract whether pursuant to the Contract related to such Receivable or otherwise;

           (iv) all of the Originator's right, title and interest in, to and under the Equipment related to such Contract, whether as an ownership interest, as collateral security, or which was repossessed from an Obligor of a Receivable, to the extent that the Outstanding Balance of such Receivable remains unpaid;

           (v) all Records; and

           (vi) all Collections and other proceeds of the foregoing, including, without limitation, all insurance and condemnation proceeds and all security deposits related to the relevant Equipment.

           "Reportable Event" means any of the events described in Section 4043 of ERISA.

           "Residual Realization" means, with respect to any Equipment, the amount received or receivable by Funding or the Servicer upon the sale or other disposition of the Equipment, whether from the Obligor upon the exercise of any purchase option or from a sale or from insurance proceeds or otherwise.

           "Revolving Credit Agreement" means the Revolving Credit Agreement dated December 12, 1996, as amended as of March 26, 1997 and June 26, 1997, by and among HPSC as borrower, American Commercial Finance Corporation, a Delaware corporation, Bank of Boston, Bank of America Illinois, NationsBank, N.A., CoreStates Bank, N.A., The Sumitomo Bank, Limited (collectively, the "Banks"), and Bank of Boston as managing agent for the Banks, as such agreement may be amended, restated, supplemented or otherwise modified from time to time hereafter.

           "Scheduled Contract Payments" means the Contract Payments due under each Contract, as set forth in the appendix to Exhibit A of the Originator Purchase Agreement (including any supplement to such exhibit delivered under Section 2.02(b) thereof and also including any modification to such appendix as the result of any modification, waiver or amendment to any Contract undertaken in conformity with the Originator Purchase Agreement), excluding, however, (i) in the case of any Contract which is not a Lease, starting with the final Contract Payment owed thereunder and proceeding in reverse order of maturity, the Contract Payments (or portions thereof) equal to any security deposit related to such Contract and (ii) any Contract Payment that is due more than 84 months after the Original commencement date of such Contract. The term "Scheduled Contract Payment" does not include any Contract Payment which is payable in respect of any Residual Realization or which otherwise reflects the residual value of the related Equipment.

           "Scheduled Liquidity Commitment Termination Date" has the meaning assigned to that term in the Liquidity Agreement.

           "Scheduled Termination Date" means June 27, 2000.

           "Seller" means HPSC Capital Funding, Inc., a Delaware corporation, in its capacity as "Seller" under the EagleFunding Purchase Agreement.

           "Servicer" has the meaning assigned to that term in Section 6.01 of the EagleFunding Purchase Agreement.

           "Servicing Fee" has the meaning assigned to that term in Section 6.08 of the EagleFunding Purchase Agreement.

           "Servicing Termination Event" means either of the following events:

           (a)(i) An Insolvency Event shall occur with respect to the Servicer or the Custodian or (ii) the Servicer or the Custodian shall take any corporate action to authorize the filing of any Insolvency Proceeding; or

           (b) There shall have occurred a failure on the part of the Servicer to observe or perform any of its duties or obligations as Servicer under the EagleFunding Purchase Agreement or as "Servicer" under the Originator Purchase Agreement, as determined by the Deal Agent in the exercise of its reasonable judgment; or

           (c) In the event that the Servicer is the Originator, an "Event of Default" shall have occurred under the Revolving Credit Agreement, and either
(i) such event shall continue
uncured and unwaived thereunder for more than 45 days after the occurrence thereof, or (ii) the "Agent" under the Revolving Credit Agreement shall have accelerated the maturity of the Indebtedness of the Originator thereunder or exercised any of its other remedies thereunder (as appropriate).

           "Settlement Date" means the 20th day of each month; provided, that if in any month such day is not a Business Day, the "Settlement Date" for such month shall be the first Business Day to occur after such 20th day.

           "Settlement Report" means a report, in substantially the form of Exhibit C to the Originator Purchase Agreement, furnished by the Originator to the Seller pursuant to Section 2.05(b) thereof and to the Deal Agent pursuant to
Section 5.02(f) of the EagleFunding Purchase Agreement.

           "Structuring Fee" has the meaning assigned to such term in the Fee Letter.

           "S&P" means Standard & Poor's Ratings Services, and any successor thereto.

           "Stop Event" means the occurrence of, without giving effect to any waiver thereof, (i) a Wind-Down Event of the type described in Section 7.01(h) of the EagleFunding Purchase Agreement, (ii) the occurrence of the acceleration of all of EagleFunding's Indebtedness to the Liquidity Providers under the Liquidity Agreement as the result of the occurrence of an "Event of Default" thereunder or any similar occurrence, or (iii) an Insolvency Event with respect to the Servicer (if the Servicer is the Originator or an Affiliate thereof). For purposes of the Administration Agreement, the three Stop Events described in the foregoing sentence shall be the sole Stop Events under this Agreement.

           "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

           "Successor Servicer" means any Person which succeeds to the Originator as the Servicer in accordance with the terms and provisions of the EagleFunding Purchase Agreement.

           "Swap Provider" means Bank of Boston or such other financial institution reasonably acceptable to the Deal Agent which enters into an Interest Rate Hedge with the Seller, provided that the Swap Provider must at all times be a nationally recognized financial institution having a long-term debt rating of at least A by S&P, at least A2 by Moody's, and at least A by DCR (if rated by DCR).

           "Taxes" has the meaning assigned to such term in Section 2.10(a) of the EagleFunding Purchase Agreement.

           "Termination Amount" means, with respect to any Contract which has been prepaid or otherwise terminated prior to its stated maturity or termination date, an amount equal to the then Outstanding Balance payable thereunder plus the reasonable costs incurred in connection with such prepayment or termination, including but not limited to the reasonable costs of any lien terminations and similar expenses.

           "Termination Date" means the earliest of (i) that Business Day which the Originator designates as the Termination Date by notice to Funding and the Deal Agent at least 60 days prior to such Business Day, (ii) that Business Day which Funding designates as the Termination Date by notice to the Originator and the Deal Agent at least 60 days prior to such Business Day, (iii) the date of the declaration or automatic occurrence of the Termination Date pursuant to
Section 7.01 of the Originator Purchase Agreement, or Section 7.02 of the EagleFunding Purchase Agreement, (iv) the date on which the "Liquidity Commitments" of the Liquidity Providers under the Liquidity Agreement shall terminate, and (v) the Scheduled Termination Date.

           "Termination Payment" means any amount or amounts payable by an Obligor upon termination or prepayment of a Contract prior to the payment of all Contract Payments.

           "Transferred Assets" means, at any time, Receivables, the related Contracts, the related Equipment, all Related Security with respect to the foregoing and all Collections with respect to, and other proceeds of, the foregoing.

           "UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York, except that, with respect to the perfection or priority of any security interest created under the UCC, the term "UCC" means the Uniform Commercial Code as in effect in the jurisdiction whose law governs the perfection and effect of perfection or non-perfection of such security interest.

           "Unmatured Event of Termination" means any event which, with the giving of notice or the passage of time or both, would constitute an Event of Termination.

           "Unmatured Wind-Down Event" means any event which, with the giving of notice or the passage of time or both, would constitute a Wind-Down Event.

           "Weighted Average Remaining Term" means the weighted average remaining maturities of the Purchased Assets calculated to equal (i) the aggregate amount of the remaining Scheduled Contract Payments of each Purchased Receivable times the remaining term of such Purchased Receivable (expressed in years, or fractions thereof), divided by (ii) the aggregate amount of the remaining Scheduled Contract Payments of all the Purchased Receivables (each such calculation to include, for purposes of calculating the Weighted Average Remaining Term on any Settlement Date, any Purchased Receivables to be purchased on such date).

           "Wind-Down Event" has the meaning assigned to such term in Section
7.01 of the EagleFunding Purchase Agreement.

           "Yield" means, with respect to all Capital during any Purchase Period, the product of

                  YR x C x ED
                           --
                           AD

           where:

           C = the Capital allocated to such Purchase Period.

           YR = the Yield Rate for the Capital allocated to such Purchase
                Period.

           ED = the actual number of days elapsed during such Purchase Period.

           AD = 360; provided, however, that if the applicable Yield Rate is the Base Rate, then AD = 365 or 366 days, as applicable, for the current year.

provided, however that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

           "Yield Rate" for any Capital allocated to any Purchase Period means:

           (i) at all times during which a Wind-Down Event is not in effect:

                  (a) to the extent that as of the first day of such Purchase Period, EagleFunding funds such Capital, or portion thereof, for such Purchase Period by issuing

      Commercial Paper, the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper of EagleFunding having a term equal to such Purchase Period and to be issued to fund the Purchase or maintenance of such Capital by EagleFunding may be sold by any Dealer selected by EagleFunding, as agreed between each such Dealer and EagleFunding and notified by EagleFunding to the Deal Agent, including an increment to such rate sufficient in amount to enable the Purchaser to collect all amounts of CP Dealer Fees payable in respect of all Commercial Paper issued for the term of such Purchase Period; provided, however, if the rate (or rates) as agreed between any such Dealer and EagleFunding with regard to any Purchase Period for any Capital is a discount rate (or rates), the "Yield Rate" for such Purchase Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate (or rates) per annum; provided further, however, that EagleFunding shall not fund Capital by issuing Commercial Paper for any Purchase Period if, on the first day of such Purchase Period, a Stop Event or a Wind Down Event shall then be in effect; or

                  (b) to the extent that as of the first day of such Purchase Period, EagleFunding funds or maintains such Capital, or portion thereof, for such Purchase Period through the making of Base Rate Advances, a per annum rate equal to the Adjusted Base Rate for such Purchase Period or such other rate as the Deal Agent and the Seller shall agree to in writing; or

                  (c) to the extent that as of the first day of such Purchase Period, EagleFunding funds or maintains such Capital, or portion thereof, for such Purchase Period through the making of Eurodollar Rate Advances under the Liquidity Agreement, a per annum rate equal to the Adjusted Eurodollar Rate for such Purchase Period; and

       (ii) at all times during which a Wind-Down Event is in effect, the sum of
(a) the applicable rate for such Capital as determined pursuant to any of subclauses (a), (b) and (c) of clause (i) above, and (b) a per annum rate equal to 2.0%.


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